COLLABORATIVE RESEARCH & DEVELOPMENT AND COMMERCIAL RIGHTS AGREEMENT
THIS COLLABORATIVE RESEARCH & DEVELOPMENT AND COMMERCIAL RIGHTS AGREEMENT (this “AGREEMENT”) is made the 21st day of December, 2012 (“EFFECTIVE DATE”) by and between RECEPTA BIOPHARMA S.A. with its principal place of business at Rua Tabapuã 1123, cj 36, Sao Paulo, SP Brazil, enrolled with the CNPJ/MF under No. CNPJ/MF: 07.896.151/0001-19, with its By-laws duly filed with the Commercial Registry of the State of São Paulo – JUCESP under NIRE 35.300.329.287 (“RECEPTA”), the LUDWIG INSTITUTE FOR CANCER RESEARCH LTD, a Swiss not- for-profit corporation, with its registered office at Stadelhoferstrasse 22, 8001, Zurich, Switzerland, and having an office at 666 Third Avenue, New York, NY 10017, United States of America (“LICR”), and 4-ANTIBODY AG (“4AB”), incorporated in Switzerland with its registered office at Hochbergerstrasse 60C, CH-4057 Basel, Switzerland. RECEPTA, LICR, and 4AB may each be referred to herein, individually, as a “PARTY” or, collectively, as the “PARTIES”.
WHEREAS, RECEPTA is interested to secure commercial rights to some of the products generated in an ongoing research and development collaboration between LICR and 4AB (“LICR/4AB R&D AGREEMENT”) using 4AB’s Retrocyte Display® discovery technology and LICR’s preclinical and clinical development expertise which are relevant to RECEPTA’s research and development and business activities; and
WHEREAS, 4AB owns technology and know-how with respect to the generation and development of human monoclonal antibodies to treat human diseases; and
WHEREAS, LICR has expertise in the pre-clinical and clinical development of therapeutic antibodies in the treatment of cancer; and
WHEREAS, the PARTIES wish to collaborate to have 4AB and LICR use their technology and joint expertise to discover antibodies directed against TARGETS of interest to RECEPTA (as defined below) that RECEPTA intends to develop and commercialize as PRODUCTS (as defined below), all on the terms and conditions set forth herein; and
WHEREAS, LICR and 4AB desire that RECEPTA be engaged to commercialize some of the products arising from the LICR/4AB R&D AGREEMENT in the TERRITORY.
NOW THEREFORE, in consideration of the premises, representations, warranties and agreements set forth herein, the PARTIES hereto agree as follows:
1    DEFINITIONS
1.01    “4AB” shall have the meaning ascribed to it in the introductory paragraph of this AGREEMENT and comprises 4AB’s two operating sites in Basel, Switzerland and Jena, Germany.

1.02    “ACCUMULATED DEVELOPMENT COSTS” shall mean the identified and documented DEVELOPMENT COSTS incurred by each PARTY under the DEVELOPMENT PROGRAM for each ANTIBODY or PRODUCT. ACCUMULATED DEVELOPMENT COSTS exclude ACCUMULATED DISCOVERY COSTS and DIRECT INTERNAL COST and DIRECT EXTERNAL COSTS not related to the development of a PRODUCT and shall stop being incurred by each PARTY, for a PRODUCT upon the earlier of (i) its licensing to a THIRD PARTY; (ii) upon receipt of all approvals from the relevant REGULATORY AGENCY necessary to market and sell a PRODUCT; or (iii) the transfer or assignment of rights to a PRODUCT under this AGREEMENT to a THIRD PARTY. ACCUMULATED DEVELOPMENT COSTS shall be disclosed annually to the JOINT MANAGEMENT COMMITTEE for approval and any unapproved costs shall not be considered ACCUMULATED DEVELOPMENT COSTS. For the purposes of clarity, once recovery of an ACCUMULATED DEVELOPMENT COST has been made from NET REVENUES as provided for herein, that portion of such ACCUMULATED DEVELOPMENT COSTS which has been recovered shall no longer be included in the ongoing calculation of ACCUMULATED DEVELOPMENT COSTS.
1.03    “ACCUMULATED DISCOVERY COSTS” shall mean the identified and documented DISCOVERY COSTS incurred by LICR and 4AB respectively under the DISCOVERY PROGRAM for each ANTIBODY or PRODUCT and DIRECT INTERNAL COSTS and DIRECT EXTERNAL COSTS associated with PROGRAM INTELLECTUAL PROPERTY filing, prosecution, and maintenance covering each ANTIBODY or PRODUCT. ACCUMULATED DISCOVERY COSTS exclude DIRECT INTERNAL COST and DIRECT EXTERNAL COSTS not directly related to an ANTIBODY or PRODUCT or the PROGRAM INTELLECTUAL PROPERTY claiming such PRODUCT and shall stop being incurred for an ANTIBODY or PRODUCT upon the transfer of ANTIBODIES to RECEPTA as provided for in Appendix 1 herein. ACCUMULATED DISCOVERY COSTS shall be disclosed annually to the JOINT MANAGEMENT COMMITTEE for approval and any unapproved costs shall not be considered ACCUMULATED DISCOVERY COSTS. For the purposes of clarity, once recovery of an ACCUMULATED DISCOVERY COST has been made from NET REVENUES as provided for herein, that portion of such ACCUMULATED DISCOVERY COSTS which has been recovered shall no longer be included in the calculation of ongoing ACCUMULATED DISCOVERY COSTS.
1.04    “ACTIVE INGREDIENT” means the clinically active material(s) that provide(s) pharmacological activity in a pharmaceutical or biopharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies). ACTIVE INGREDIENT does not include an ANTIBODY.
1.05    “AFFILIATE” shall mean (i) any corporation or business entity of which RECEPTA or LICR or 4AB owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which RECEPTA or LICR or 4AB directly or indirectly controls, or (ii) any parent corporation which owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of RECEPTA or LICR or 4AB or directly or indirectly controls RECEPTA or LICR or 4AB or (iii) any sister company which is under common control with RECEPTA or LICR or 4AB for example, any entity where fifty percent (50%) or more of the assets or outstanding stock of such entity is owned, directly or indirectly, by the same parent corporation which owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of RECEPTA or LICR or 4AB or directly or indirectly controls RECEPTA or LICR or 4AB. For the purpose of clarity, activities performed by 4AB under this AGREEMENT may be performed by its AFFILIATE in Jena, Germany.
1.06    “AGREEMENT” shall have the meaning ascribed to such term in the introductory paragraph.
1.07    “ANTIBODY” or “ANTIBODIES” shall mean an immunoglobulin (Ig) molecule delivered to RECEPTA by 4AB or LICR pursuant to this AGREEMENT for each of the TARGETS described in Appendix 1, and any modification or derivative of any such molecule which is generated or created by or on behalf of RECEPTA, its AFFILIATES or sublicensees, generally comprising four polypeptide chains, two identical heavy (H) chains and two identical light (L) chains, or an equivalent Ig homologue thereof (e.g., a camelid nanobody, which comprises only a heavy chain, including full length functional mutants, variants, or derivatives thereof, which retain the essential epitope binding features of the variable region of an Ig molecule. Immunoglobulin molecules can be of any class (e.g., IgG, IgE, IgM, IgD, IgA, and IgY), or subclass (e.g., IgG1, IgG2, IgG3, IgG4, IgA1, and IgA2) and allotype. ANTIBODY or ANTIBODIES does not include single domain antibodies (dAbs, which can be either heavy or light chain), or dual specific, bispecific, multispecific, or dual variable domain immunoglobulins, and antibody-drug conjugates or antibody-toxin conjugates. ANTIBODY or ANTIBODIES does not include any ANTIBODY FRAGMENT.
1.08    “ANTIBODY BACKUP” means an ANTIBODY generated in a DISCOVERY PROGRAM which has been recommended by the JOINT MANAGEMENT COMMITTEE and accepted by RECEPTA as a molecule which RECEPTA has elected to hold in reserve to protect against potential failure of the ANTIBODY LEAD in such molecule’s further development.
1.09    “ANTIBODY LEAD” means an ANTIBODY generated in a DISCOVERY PROGRAM which has been recommended by the JOINT MANAGEMENT COMMITTEE and accepted by RECEPTA as the molecule which RECEPTA has elected to move into further RECEPTA development.
1.10    “ANTIBODY FRAGMENT” means a molecule generated or claimed pursuant to the LICR/4AB R&D AGREEMENT or the sequence description of such molecule which is any part or fragment of an ANTIBODY including, but not limited to, molecular variants of such part of fragment which in each case comprise at least one polypeptide chain that is not full length, including (i) a Fab fragment, which is a monovalent fragment consisting of the variable light (VL), variable heavy (VH), constant light (CL) and constant heavy 1 (CH1) domains; (ii) a F(ab')2 fragment, which is a bivalent fragment comprising two Fab fragments linked by a disulfide bridge at the hinge region; (iii) a heavy chain portion of a Fab (Fd) fragment, which consists of the VH and CH1 domains; (iv) a variable fragment (Fv) fragment, which consists of the VL and VH domains of a single arm of an antibody, (v) a domain antibody (dAb) fragment, which comprises a single variable domain; (vi) an isolated complementarity determining region (CDR); (vii) a Single Chain Fv Fragment; (viii) a diabody, which is a bivalent, bispecific antibody in which VH and VL domains are expressed on a single polypeptide chain, but using a linker that is too short to allow for pairing between the two domains on the same chain, thereby forcing the domains to pair with the complementarity domains of another chain and creating two antigen binding sites; and (ix) a linear antibody, which comprises a pair of tandem Fv segments (VH-CH1-

VH-CH1) which, together with complementarity light chain polypeptides, form a pair of antigen binding regions; and (x) other non-full length portions of heavy and/or light chains, or mutants, variants, or derivatives thereof, alone or in any combination, in each case.
1.11    “APPROVAL” shall mean receipt of all approvals from the relevant REGULATORY AGENCY necessary to market and sell a PRODUCT in the TERRITORY.
1.12    “BACKGROUND INTELLECTUAL PROPERTY” shall mean any INTELLECTUAL PROPERTY, know-how or proprietary technical information owned or controlled by a PARTY, and which is provided to another PARTY for use in the DISCOVERY PROGRAMS or DEVELOPMENT PROGRAMS, and/or which is necessary or useful for performing the DISCOVERY PROGRAMS or DEVELOPMENT PROGRAMS, and all enhancements of and/or refinements or improvements thereto.
1.13    “cGMP” means the regulatory requirements for current good manufacturing practices promulgated in 21 C.F.R. §11;210;211;600 and in EC Directives 2003/94/EC and 2005/28/EC, as well as any additional REGULATORY AGENCY requirements needed to seek registration in the USA or EU, as any of the foregoing may be amended from time to time and anything which replaces or supersedes the same from time to time.
1.14    “COMMERCIALLY REASONABLE EFFORTS” means for 4AB or RECEPTA the level of efforts that a similarly situated biopharmaceutical company of a similar size to 4AB or RECEPTA as the case may be would devote to the discovery, development, and commercialization of a product having similar commercial and scientific potential at a similar stage in the product’s life cycle, taking into account safety and efficacy, the competitiveness of alternative products, the proprietary position of the product, pricing and reimbursement, profitability, likelihood of obtaining APPROVAL, and all other relevant commercial factors.
1.15    “DEVELOPMENT PROGRAM(S)” as used herein shall mean the activities to be performed by LICR and 4AB and RECEPTA as set forth in Appendix 2. The DEVELOPMENT PROGRAMS will cover and include all activities related to the preclinical and clinical development of ANTIBODIES and PRODUCTS recognizing a TARGET but excluding the activities performed pursuant to the DISCOVERY PROGRAMS.
1.16    “DEVELOPMENT COSTS” as used herein shall mean all DIRECT INTERNAL COSTS and DIRECT EXTERNAL COSTS incurred by the PARTIES in the course of conducting their responsibilities within the DEVELOPMENT PROGRAM(S). RECEPTA’S DIRECT INTERNAL COSTS and DIRECT EXTERNAL COSTS within the TERRITORY shall not be included in DEVELOPMENT COSTS save for the costs of those activities expressly disclosed in Appendix 2 or added to Appendix 2 from time to time following the approval of the JOINT MANAGEMENT COMMITTEE and with the written approval of the CEOs of the PARTIES.
1.17    “DIRECT EXTERNAL COSTS” as used herein shall be the actual amounts paid to a THIRD PARTY in return for services and tasks undertaken pursuant to this AGREEMENT
1.18    “DIRECT INTERNAL COSTS” as used herein shall be [**]
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.19    “DISCOVERY COSTS” as used herein shall mean all DIRECT INTERNAL COSTS and DIRECT EXTERNAL COSTS incurred by 4AB and LICR in the course of conducting their responsibilities within the DISCOVERY PROGRAM.

1.20    “DISCOVERY PROGRAM” as used herein shall mean the activities performed by LICR and 4AB under the LICR/4AB R&D AGREEMENT which are pursuant to this AGREEMENT, during the INITIAL TERM or any EXTENSION TERM as set forth in Appendix 1. The DISCOVERY PROGRAMS will cover and include all activities related to the discovery and generation of ANTIBODIES recognizing a TARGET. For the purposes of clarity, a DISCOVERY PROGRAM is not a DEVELOPMENT PROGRAM.
1.21    “DISCOVERY PROGRAM COMPLETION” as used herein shall mean that (a) an ANTIBODY LEAD and an ANTIBODY BACKUP have been selected and recommended to the JOINT MANAGEMENT COMMITTEE for acceptance as ready for transfer to RECEPTA, (b) a data report has been compiled for RECEPTA and reviewed by the JOINT MANAGEMENT COMMITTEE such data report to include full gene and peptide sequence data in electronic form, and (c) shipment to RECEPTA and receipt by RECEPTA of 5mg in protein form of each ANTIBODY LEAD and each ANTIBODY BACKUP for each DISCOVERY PROGRAM is confirmed by 4AB and RECEPTA respectively to the JOINT MANAGEMENT COMMITTEE.
1.22    “EFFECTIVE DATE” shall have the meaning ascribed to such term in the introductory paragraph of this AGREEMENT.
1.23    “EXPERT DETERMINATION” shall mean a suitably qualified neutral arbitrator to be agreed by the PARTIES who shall determine the matter in question within ninety (90) days of being appointed. Fees shall be paid equally by the parties and the arbitrator’s determination which shall be binding shall be made on the basis of written submissions from the PARTIES.
1.24    “EXTENSION TERM” shall have the meaning ascribed to it in Section 2.03.
1.25    “FIELD” shall mean all therapeutic uses for the treatment of humans.
1.26    “FIRST COMMERCIAL SALE” shall mean, with respect to any PRODUCT in any country or jurisdiction in the TERRITORY, the first (1st) sale to a THIRD PARTY for distribution, use or consumption of any such PRODUCT in such country or jurisdiction after the APPROVAL and any applicable pricing approvals have been obtained for such PRODUCT in such country or jurisdiction.

1.27    “GAAP” shall mean United States generally accepted accounting principles consistently and appropriately applied.
1.28    “IND” shall mean an investigational new drug application filed with the United States Food and Drug Administration pursuant to 21 C.F.R. § 312 (as amended from time to time) for authorization to commence human PHASE I CLINICAL TRIALs of a PRODUCT, and the equivalent regulatory filing in other countries including the TERRITORY.
1.29    “INFORMATION” shall have the meaning ascribed to it in Section 6.01.
1.30    “INITIAL TERM” shall mean twelve (12) months from the EFFECTIVE DATE.
1.31    “INTELLECTUAL PROPERTY” shall mean the rights comprised in any patent, copyright, design, trade mark, eligible layout or similar right whether at common law or conferred by statute, rights to apply and applications for registration under a statute in respect of these or like rights and rights to protect trade secrets and know-how, throughout the world for the full period of the rights and all renewals and extensions.
1.32    “JOINT MANAGEMENT COMMITTEE” shall mean the committee established pursuant to Article 3 herein.
1.33    “LEAD PARTY shall mean the PARTY responsible for briefing the JOINT MANAGEMENT COMMITTEE in a timely fashion at the appropriate JOINT MANAGEMENT COMMITTEE meeting at which the development activity identified under that LEAD PARTY'S name in Appendix 4 is discussed and recommending a course of action in the best interests of the DEVELOPMENT PROGRAM(S).
1.34    “LICR” shall have the meaning ascribed to it in the introductory paragraph of this AGREEMENT.
1.35    “LICR/4AB R&D AGREEMENT” shall mean the joint collaborative research and development agreement between LICR and 4AB which is appended hereto in Appendix 4.
1.36    “MAINTENANCE PERIOD” shall have the meaning ascribed to it in Section 2.02.
1.37    “MANUFACTURING CONTRACTOR” shall have the meaning ascribed to it in Section 4.011.
1.38    “NEGOTIATIONS” shall have the meaning ascribed to it in Section 4.011.
1.39    “NET REVENUES” shall mean all forms of cash considerations generated from the PARTIES’ commercialization efforts under the terms of this AGREEMENT including (i) upfront payments, (ii) license or sub-licensing fees, (iii) milestone payments, (iv) royalties, (v) in the event 4AB markets a PRODUCT or PRODUCTS, NET SALES by 4AB or its AFFILIATES outside the TERRITORY less 4AB’s direct PRODUCT costs, marketing costs and reasonable overhead costs as agreed by the PARTIES, (vi) in the event RECEPTA markets a PRODUCT or PRODUCTS pursuant to Section 4.03, NET SALES by RECEPTA or its AFFILIATES outside the TERRITORY less RECEPTA’S direct PRODUCT costs, marketing costs and reasonable overhead costs as agreed by the remaining PARTIES, and (vi) all forms of non-cash considerations or comparable revenues, less any royalty for an ANTIBODY to be paid by 4AB to a THIRD PARTY to obtain a license under a VALID CLAIM of a THIRD PARTY required to enable the commercialization of a PRODUCT as contemplated herein. For the purposes of clarity the PURCHASE PRICE paid by RECEPTA hereunder is not included in NET REVENUES, and NET REVENUES excludes any revenues arising within the TERRITORY generated by RECEPTA or its AFFILIATES by the exercise of its or their rights in the TERRITORY under this AGREEMENT.
1.40    “NET SALES” shall mean with respect to any PRODUCT, the gross amount recognized in accordance with GAAP for sales of such PRODUCT to a THIRD PARTY less deductions, to the extent reasonable, customary, and consistent with a PARTY’S business practices, for:
a)    transportation charges, and other charges, such as insurance, relating thereto;
b)    sales and excise taxes or customs duties paid by the selling PARTY and any other governmental charges imposed upon the sale of such PRODUCT and actually paid;
c)    discounts and chargebacks actually accrued, granted, allowed or incurred in connection with the sale of such PRODUCT;

d)    allowances or credits to customers actually accrued, granted, allowed or incurred and not in excess of the selling price of such PRODUCT, on account of rejection, outdating, recalls or return of such PRODUCT; and
e)    rebates, reimbursements, fees or similar payments to or accruals for (i) wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organisations), health care insurance carriers, pharmacy benefit management companies, health maintenance organisations, governmental authorities, or other institutions or health care organisations; or (ii) to patients and other THIRD PARTIES arising in connection with any program applicable to a PRODUCT under which a PARTY or its AFFILIATES provides to low income, uninsured or other patients the opportunity to obtain a PARTY’S pharmaceutical products at reduced cost.
For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once. Sales between a PARTY and its AFFILIATES and sublicensees shall be disregarded for purposes of calculating NET SALES except if such purchaser is an end user. NET SALES will be calculated on an accrual basis, in a manner consistent with a PARTY’S accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP. To the extent any accrued amounts used in the calculation of NET SALES are estimates, such estimates shall be corrected in accordance with a PARTY’S accounting policies for external reporting purposes, as consistently applied, and NET SALES and related payments under this AGREEMENT shall be reconciled as appropriate. Furthermore, if a PRODUCT either (i) is sold in the form of a combination product containing both an ANTIBODY and one or more ACTIVE INGREDIENT(S) as separate molecular entity(ies) that are not derived from the PROGRAMS; or (ii) is sold in a form that contains (or is sold bundled with) a delivery device therefor (in either case ((i) or (ii)), a “COMBINATION PRODUCT”), the NET SALES of such PRODUCT for the purpose of calculating royalties and sales-based milestones owed under this AGREEMENT for sales of such PRODUCT, shall be determined as follows: first, a PARTY shall determine the actual NET SALES of such COMBINATION PRODUCT (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of the PRODUCT, if sold separately, and B is the total invoice price of any other ACTIVE INGREDIENT or delivery device in the COMBINATION PRODUCT if sold separately. If any other ACTIVE INGREDIENT or delivery device in the COMBINATION PRODUCT is not sold separately, NET SALES shall be calculated by multiplying actual NET SALES of such COMBINATION PRODUCT by a fraction A/C where A is the invoice price of the PRODUCT if sold separately and C is the invoice price of the COMBINATION PRODUCT. If neither the PRODUCT nor any other ACTIVE INGREDIENT (or delivery device) in the COMBINATION PRODUCT is sold separately, the adjustment to NET SALES shall be determined by the PARTIES in good faith to reasonably reflect the fair market value of the contribution of the PRODUCT in the COMBINATION PRODUCT to the total fair market value of such COMBINATION PRODUCT. If the PARTIES are unable to reach an agreement on the fair market value of the contribution of the PRODUCT in the COMBINATION PRODUCT within thirty (30) days as from the start of negotiations in this respect, then any of the PARTIES shall have the right to refer such issue to EXPERT DETERMINATION.
1.41    “PARTY” or “PARTIES” shall have the meaning ascribed to such term in the introductory paragraph of this AGREEMENT.
1.42    “PERCENTAGE SHARE” shall have the meaning ascribed to it in Section 8.03.2.

1.43    “PERSON” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organisation or other entity.
1.44    “PHASE I PHASE I CLINICAL TRIAL” means, with respect to a PRODUCT, a clinical trial on sufficient numbers of human patients or subjects for the primary purposes of evaluating safety, metabolism and pharmacokinetics, as described in 21 C.F.R. §312.21(a), or similar clinical study in the TERRITORY.
1.45    “PRODUCT(S)” shall mean any composition and/or formulation containing or comprising one or more ANTIBODY(IES) for use in the FIELD.
1.46    “PRODUCT PATENT(S)” shall mean all patent applications filed by LICR or 4AB and all patents issued therefrom pertaining to ANTIBODIES which arise from PROGRAM INTELLECTUAL PROPERTY or otherwise covered by PROGRAM INTELLECTUAL PROPERTY, and any reissues, re-examinations, continuations, claims of U.S. and foreign continuations-in-part which are directed to subject matter specifically described in the U.S. and foreign patent applications, divisionals, or renewals claiming priority to any such patent or patent application and including any extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended.
1.47    “PROGRAM INTELLECTUAL PROPERTY” shall mean all results, data, know-how, materials, and compounds including and relating to ANTIBODIES created by LICR and/or 4AB during the course of and as a direct result of carrying out the DISCOVERY PROGRAMS and the DEVELOPMENT PROGRAMS. PROGRAM INTELLECTUAL PROPERTY does not and shall not include any enhancements of, refinements to, or improvements to LICR or 4AB BACKGROUND INTELLECTUAL PROPERTY made during the course of carrying out the DISCOVERY PROGRAMS and all such enhancements of, refinements to, or improvements to LICR and 4AB BACKGROUND INTELLECTUAL PROPERTY shall remain the exclusive property of LICR or 4AB respectively.
1.48    “PURCHASE PRICE” shall mean the payment made by RECEPTA under Article 7 herein to 4AB for the grant of the exclusive commercial rights and other rights provided for under Article 4. The PURCHASE PRICE shall be non-refundable.

1.49    “QUARTER” shall mean each period of three months ending on March 31, June 30, September 30, or December 31.
1.50    “RECEPTA” shall have the meaning ascribed to such term in the introductory paragraph of this AGREEMENT.
1.51    “REGULATORY AGENCY” shall mean the Food and Drug Administration (FDA), the European Medicines Agency (EMA) and Agencia Nacional de Vigilancia Sanitaria or National Health Surveillance Agency (Anvisa) of Brazil or any corresponding government agency responsible for the approval of clinical trials of investigational agents in humans.

1.52    “RESOURCE ESCALATION DECISION” shall mean each decision agreed by the PARTIES which will trigger key go/no go actions for the various stages of each DEVELOPMENT PROGRAM and which represents a significant increase in resourcing including, but not limited to, the following decisions (i) [**].
The RESOURCE ESCALATION DECISIONS are described in more detail in Appendix 4 together with current estimates of projected resourcing.
1.53    SCIENTIFICALLY REASONABLE EFFORTS” means for LICR the level of effort that a similarly situated academic clinical research group of a similar size to LICR would devote to a discovery, preclinical and clinical research project having similar clinical and scientific potential at a similar stage in the project’s development, taking into account safety and efficacy, the competitiveness of alternative projects, the proprietary position of the project and all other relevant factors. LICR’s efforts will employ its uniquely effective working relationship with the Memorial Sloan Kettering Cancer Center (MSKCC) and with certain key clinical staff within MSKCC.
1.54    “SOUTH AMERICA” shall mean Argentina, Bolivia, Chile, Colombia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, and Venezuela, excluding Brazil.
1.55    “TARGET” shall mean the antigens designated by the PARTIES against which ANTIBODIES shall be generated and evaluated within the DISCOVERY PROGRAMS as set forth in Appendix 1.
1.56    “TERM” shall have the meaning ascribed to it in Section 10.01.
1.57    “TERRITORY” shall mean Brazil.
1.58    “THIRD PARTY” means any PERSON other than a PARTY or an AFFILIATE.
1.59    “TOTAL ACCUMULATED DEVELOPMENT COSTS” shall have the meaning ascribed to it in Section 8.02
1.60    “VALID CLAIM” means any issued or granted claim of a patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, that remains unappealable or unappealed within the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
2    RESEARCH & DEVELOPMENT COLLABORATION
2.01 4AB and LICR shall carry out the DISCOVERY PROGRAMS in accordance with the work plans set out in Appendix 1 and in accordance with the timelines set forth therein as reasonably practicable, and shall perform the DISCOVERY PROGRAMS with good scientific and technical diligence and in the case of 4AB using COMMERCIALLY REASONABLE EFFORTS and in the case of LICR using SCIENTIFICALLY REASONABLE EFFORTS. 4AB and LICR shall not deviate materially from the DISCOVERY PROGRAMS without the prior agreement of RECEPTA. 4AB and LICR shall deliver to RECEPTA ANTIBODIES generated from the DISCOVERY PROGRAMS that meet the specification set forth in Appendix 1 as applicable, and [**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

in the manner set forth in Appendix 1, together with the corresponding written reports identified in Appendix 1.

2.02    4AB and LICR shall maintain records of their respective activities under this AGREEMENT pursuant to the DISCOVERY PROGRAMS in sufficient detail and in good scientific manner as will properly and accurately reflect all work done and results achieved in the DISCOVERY PROGRAMS. During the INITIAL TERM and any EXTENSION TERM, and for two (2) years thereafter (the “MAINTENANCE PERIOD”), 4AB and LICR shall provide RECEPTA full access to such records during ordinary business hours upon request provided such request gives reasonable notice and such resulting access is not agreed to more than once each calendar year.
2.03    The DISCOVERY PROGRAMS shall commence on the EFFECTIVE DATE and shall continue for the INITIAL TERM unless previously terminated pursuant to a recommendation of the JOINT MANAGEMENT COMMITTEE as provided for in Article 3 herein; provided, however, that with the consent of the PARTIES, which consent shall not be unreasonably withheld, the DISCOVERY PROGRAMS may be extended for an additional period of up to six (6) months beyond the INITIAL TERM (the “EXTENSION TERM”). Further extensions may thereafter be mutually agreed upon by the PARTIES.
2.04    When the JOINT MANAGEMENT COMMITTEE has determined that a DISCOVERY PROGRAM has reached DISCOVERY PROGRAM COMPLETION, the PARTIES will collaborate on a DEVELOPMENT PROGRAM for the ANTIBODY LEAD and ANTIBODY BACKUP derived from such DISCOVERY PROGRAM.
2.05    The activities to be performed by the PARTIES under each DEVELOPMENT PROGRAM are detailed in Appendix 2.
2.06 The PARTIES will each contribute to the costs of conducting the DEVELOPMENT PROGRAMS as further detailed in Article 8 and Appendix 2 and Appendix 4.

3    JOINT MANAGEMENT COMMITTEE
3.01    Promptly following the EFFECTIVE DATE, the PARTIES shall establish a JOINT MANAGEMENT COMMITTEE to monitor the conduct, management, supervision, and progress of the DISCOVERY PROGRAMS and the DEVELOPMENT PROGRAMS. The JOINT MANAGEMENT COMMITTEE shall consist of three representatives from each PARTY and shall operate by unanimous decisions. The initial representatives of each PARTY are set forth in Appendix 3 hereto. Either PARTY may change its representatives upon written notice to the other PARTIES. Unless otherwise agreed to by the PARTIES, the JOINT MANAGEMENT COMMITTEE shall meet at least once per QUARTER, in person, via teleconferences, or via videoconference and shall hold such additional meetings as its members think fit. The first meeting of the JOINT MANAGEMENT COMMITTEE shall take place within ten (10) days of the EFFECTIVE DATE.
3.02    Each PARTY shall designate one of its members as co-chair. The co-chairs shall be responsible to circulate, finalize and agree on minutes of each meeting within thirty (30) days after the meeting date. The JOINT MANAGEMENT COMMITTEE shall be the primary vehicle for communication between the PARTIES on DISCOVERY PROGRAM information and DEVELOPMENT PROGRAM information. The JOINT MANAGEMENT COMMITTEE’s role is to facilitate communication between the PARTIES regarding progress in relation to the

DISCOVERY PROGRAMS and DEVELOPMENT PROGRAMS and the collaboration generally.
3.03    The JOINT MANAGEMENT COMMITTEE shall have the authority to discuss and agree strategy, direction, and timing of
3.03.1    the development and commercialization of ANTIBODIES and PRODUCTS; and
3.03.2    the filing or extension of INTELLECTUAL PROPERTY designed to protect ANTIBODY or PRODUCT; and
3.03.3    any amendment of the PROGRAMS solely as to technical details that do not substantially affect resources required for performance, timing, or deliverables, and in each case solely if mutually agreed in writing by authorized representatives of the JOINT MANAGEMENT COMMITTEE.
Any such mutually agreed outcomes of such discussions which impact the resources required for allocation to DEVELOPMENT PROGRAM shall require endorsement by the CEOs of the PARTIES as provided for in Section 3.05 before implementation.
3.04    The JOINT MANAGEMENT COMMITTEE shall have the authority to recommend the allocation of resources to the DEVELOPMENT PROGRAMS together with the development of an annual budget of projected costs no later than October 1 of each year for the subsequent calendar year consistent with the activities and roles as described in more detail in Appendix 2 subject to such resourcing recommendations being accepted and ratified in writing by the CEOs of the PARTIES within sixty (60) days. At the first meeting of the JOINT MANAGEMENT COMMITTEE, the PARTIES will include on the agenda of the meeting discussion and decision (a) on whether there is a need to schedule a budget discussion for any costs related to DEVELOPMENT PROGRAMS due in 2013 and (b) [**]
3.05    Before each RESOURCE ESCALATION DECISION is agreed, each PARTY will indicate its agreement on a DEVELOPMENT PROGRAM by DEVELOPMENT PROGRAM basis to the JOINT MANAGEMENT COMMITTEE to such RESOURCE ESCALATION DECISION about to be undertaken. In the event that a PARTY agrees to a RESOURCE ESCALATION DECISION being undertaken, but elects not to provide funds for such RESOURCE ESCALATION DECISION, the JOINT MANAGEMENT COMMITTEE will record the fact that NET REVENUES accrued from such DEVELOPMENT PROGRAM will be adjusted as defined further in Section 8.03 (“ADJUSTED NET REVENUES”) subject to such resourcing recommendations being accepted and ratified in writing by the CEOs of the PARTIES within thirty (30) days such acceptance not to be withheld unreasonably.

3.05.1	[**]

3.05.2	[**]
3.06    The JOINT MANAGEMENT COMMITTEE shall wherever possible recommend strategies utilizing the complementary know-how and expertise of each of the PARTIES, to maximize the success of the DISCOVERY PROGRAMS and DEVELOPMENT PROGRAMS. To facilitate such strategies the JOINT MANAGEMENT COMMITTEE shall be responsible for [**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ensuring full data, information and associated documentation exchange between the PARTIES with respect to the DISCOVERY PROGRAMS and DEVELOPMENT PROGRAMS, ANTIBODIES, and PRODUCTS.

3.07    The JOINT MANAGEMENT COMMITTEE shall not have any decision-making authority beyond that described above and the JOINT MANAGEMENT COMMITTEE shall have no power to amend or waive compliance with this AGREEMENT.

3.08    The JOINT MANAGEMENT COMMITTEE may make recommendations to the CEOs of the PARTIES if these are considered necessary to:
3.08.1    Improve the effectiveness of the implementation of the DISCOVERY PROGRAMS and/or the DEVELOPMENT PROGRAMS;
3.08.2    To recommend a change of TARGET or TARGETS to the PARTIES if any DISCOVERY PROGRAM encounters or seems likely to encounter implementation difficulties which in the view of the PARTIES cannot be reasonably overcome or for any other reason that the JOINT MANAGEMENT COMMITTEE agrees;
3.08.3    To recommend extension of the AGREEMENT to include additional TARGETS or to substitute TARGETS from within the LICR/4AB R&D AGREEMENT subject always to the consent of 4AB and LICR, provided that the JOINT MANAGEMENT COMMITTEE agrees that such substitutions or extensions have the potential to increase the overall effectiveness and success of the collaboration between the PARTIES.

4    COMMERCIAL AND OTHER RIGHTS AND DILIGENCE OBLIGATIONS
4.01    4AB hereby grants RECEPTA and RECEPTA hereby accepts an exclusive right to research, develop, make, have made, use, market, sell, offer for sale, and import ANTIBODIES and PRODUCTS in the FIELD in the TERRITORY.
4.02    4AB retains all rights to commercialize ANTIBODIES and PRODUCTS in the FIELD outside the TERRITORY. No rights or licenses (either express or implied) to any BACKGROUND INTELLECTUAL PROPERTY of LICR or 4AB or RECEPTA are granted by this AGREEMENT except as expressly provided in this Article 4 or the following Article 5.
4.03    [**]
4.04    [**]
4.05    RECEPTA shall use COMMERCIALLY REASONABLE EFFORTS to develop and commercialize ANTIBODIES and PRODUCTS under the terms herein.
4.06    4AB shall use COMMERCIALLY REASONABLE EFFORTS to develop and commercialize ANTIBODIES and PRODUCTS outside the TERRITORY and LICR shall use SCIENTIFICALLY REASONABLE EFFORTS to conduct preclinical and clinical research on ANTIBODIES and PRODUCTS outside the TERRITORY.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.07    If 4AB has failed to commercialize PRODUCTS outside the TERRITORY by the date of the FIRST COMMERCIAL SALE, all rights to commercialize PRODUCTS outside the TERRITORY under this AGREEMENT shall automatically revert to LICR and RECEPTA.
4.08    During a DEVELOPMENT PROGRAM and prior to filing with any REGULATORY AGENCY for clinical studies within the TERRITORY, RECEPTA shall provide LICR and 4AB with a diligence report on January 1st and July 1st of each year describing RECEPTA’s efforts to develop and commercialize PRODUCTS within the TERRITORY. Thereafter, RECEPTA shall provide LICR and 4AB diligence reports annually on January 1st describing RECEPTA’s efforts to develop and commercialize PRODUCTS.

4.09    During a DEVELOPMENT PROGRAM and until 4AB has secured a first commercialization partner for one or more ANTIBODIES, 4AB shall provide LICR and RECEPTA with a diligence report on January 1st and July 1st of each year describing 4AB’s efforts to execute its commercialization rights to PRODUCTS outside the TERRITORY.

4.010    At the point at which 4AB first seeks a THIRD PARTY commercialization partner outside the TERRITORY whose interests include SOUTH AMERICA, 4AB will invite RECEPTA to submit a proposal for a commercialization plan to develop the commercial rights to an ANTIBODY LEAD and an ANTIBODY BACKUP] and a PRODUCT based thereon outside the TERRITORY but solely within SOUTH AMERICA and; provided such a proposal is received from RECEPTA within thirty (30) days of such request, will consider it jointly and reasonably with LICR. RECEPTA may also propose such a commercialization plan for developing the commercial rights to an ANTIBODY LEAD and an ANTIBODY BACKUP and a PRODUCT based thereon outside the TERRITORY but solely within SOUTH AMERICA, prior to 4AB inviting RECEPTA to do so. Once 4AB has received such a proposal and if such proposal is not unreasonably rejected jointly by LICR and 4AB, 4AB may but shall not be obligated to subsequently invite RECEPTA to resubmit a revised proposal before offering rights outside the TERRITORY to a THIRD PARTY.
4.011    [**]
4.012    When 4AB first seeks a manufacturing contractor to supply cGMP material for one or more of the PRODUCTS for use outside the TERRITORY (the “MANUFACTURING CONTRACTOR”) pursuant to the AGREEMENT, 4AB agrees to notify RECEPTA to determine whether RECEPTA wishes to enter into good faith negotiations (the “NEGOTIATIONS”) to become the MANUFACTURING CONTRACTOR under the following provisions:
[**];
4.013    In the event that RECEPTA becomes the MANUFACTURING CONTRACTOR for a PRODUCT or PRODUCTS, [**] For the purposes of clarity, in the event that RECEPTA does not become the MANUFACTURING CONTRACTOR for 4AB and LICR, [**].
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5    INTELLECTUAL PROPERTY

5.01    All rights, title and interest in and to any BACKGROUND INTELLECTUAL PROPERTY shall remain with the PARTY owning such BACKGROUND INTELLECTUAL PROPERTY.
5.02    PRODUCT PATENTS and PROGRAM INTELLECTUAL PROPERTY shall be owned and managed jointly by LICR and 4AB as provided for under the LICR/4AB R&D AGREEMENT.
5.03    RECEPTA shall have the sole right and responsibility, at its sole cost, to prosecute and maintain, defend and enforce any patents or applications for patents included in the PRODUCT PATENTS within the TERRITORY and to conduct any lawsuits, claims and/or proceedings relating to such PRODUCT PATENTS within the TERRITORY, including any interference or opposition proceeding relating thereto provided always that RECEPTA’s actions shall be consistent with the patent strategy pursued by LICR and 4AB outside the TERRITORY and shall give LICR and 4AB reasonable notice to allow LICR and 4AB to provide inputs to RECEPTA to assist RECEPTA in its actions provided for in this Section 5.03 and also provided RECEPTA shall reimburse LICR and/or 4AB for any reasonable costs it/they may incur (including THIRD PARTY costs) in so assisting with any of the above activities.
5.04    In the event that the right described in Section 3.05.1 is granted to RECEPTA, the PARTIES will enter negotiations to agree the process to prosecute and maintain, defend and enforce any patents or applications for patents covering an ANTIBODY LEAD and an ANTIBODY BACKUP included in the PRODUCT PATENTS worldwide and to conduct any lawsuits, claims and/or proceedings relating to such PRODUCT PATENTS worldwide, including any interference or opposition proceeding relating thereto provided that RECEPTA agrees that such costs associated with ANTIBODY LEAD and an ANTIBODY BACKUP and any related PRODUCT PATENTS shall be covered by RECEPTA. If the PARTIES agree that some or all of the associated tasks may be performed by 4AB and/or LICR, RECEPTA shall reimburse 4AB and/or LICR for any reasonable costs it/they may incur (including THIRD PARTY costs) in so assisting with any of the above activities. In the event that the right described in Section 3.05.2 reverts to 4AB, then 4AB shall have sole responsibility for the prosecution and management of the PATENTS.
5.05    4AB agrees to use COMMERCIALLY REASONABLE EFFORTS to file patent applications intended to provide protection for PRODUCT(S) based on data generated by the PARTIES during the DISCOVERY PROGRAM as contemplated under the LICR/4AB R&D Agreement and similarly in the DEVELOPMENT PROGRAM and to make such information and data available to LICR and RECEPTA. 4AB shall use COMMERCIALLY REASONABLE EFFORTS to maximize the opportunity for patent term restoration or similar extensions or continuations of rights where applicable to PRODUCT PATENT(S).
5.06    RECEPTA agrees to use COMMERCIALLY REASONABLE EFFORTS to file patent applications within the TERRITORY following the EFFECTIVE DATE intended to provide additional protection for PRODUCT(S) within the TERRITORY based on data generated by RECEPTA during its development of PRODUCT and to make such information and data available to LICR and 4AB to support any patent applications outside the TERRITORY. RECEPTA shall use COMMERCIALLY REASONABLE EFFORTS to maximize the opportunity for patent term restoration or similar extensions or continuations of rights where applicable to PRODUCT PATENT(S) in the TERRITORY.

6    CONFIDENTIALITY
6.01    All oral, written, electronic or other communications and other information disclosed or provided by one PARTY to another PARTY, including any and all analyses or conclusions drawn or derived therefrom regarding any PROGRAM INTELLECTUAL PROPERTY or the DISCOVERY PROGRAMS or the DEVELOPMENT PROGRAMS, or a PARTY’s BACKGROUND INTELLECTUAL PROPERTY, patent applications or other patent filings, assays, processes, formulations, analytical procedures, clinical procedures, methodologies, products, samples, material, cells and specimens or functions (“INFORMATION”) shall be received and used solely for the purposes set forth in this AGREEMENT and subject to the following terms and conditions.
6.02    Each PARTY shall keep the INFORMATION of the other PARTIES in confidence for the period commencing on the EFFECTIVE DATE and ending five (5) years after the end of the TERM and will not, without the disclosing PARTY’s prior written consent, disclose any INFORMATION to any PERSON, except those of the receiving PARTY’s officers, employees, directors, consultants, collaborators, sublicensees and AFFILIATES who require said INFORMATION to perform their obligations or exercise their rights under this AGREEMENT. Each PARTY’s officers, employees, directors, consultants, collaborators, sublicensees and AFFILIATES to whom INFORMATION of the other PARTY is to be disclosed shall be advised by the receiving PARTY of the confidential nature thereof and shall be bound by confidentiality and non-use obligations no less stringent than those contained herein.
6.03    The obligations of confidentiality and non-use set forth herein shall not apply to any INFORMATION which is:
6.03.1    known to the receiving PARTY prior to receipt from the disclosing PARTY, other than through prior disclosure by the disclosing PARTY, as evidenced by the receiving PARTY’s written records;
6.03.2    available to the general public or which hereafter becomes available to the general public otherwise than through a breach of this AGREEMENT;

6.03.3	obtained by the receiving PARTY from a THIRD PARTY with a valid right to disclose such INFORMATION.

6.04    The terms of this AGREEMENT are considered INFORMATION of the PARTIES. However, each PARTY shall be entitled to disclose the terms of this AGREEMENT under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing.
6.05    If, in the opinion of the receiving PARTY’s counsel, any of the disclosing PARTY’s INFORMATION is required to be disclosed pursuant to law, regulation, or court order, the receiving PARTY shall, if permissible, give the disclosing PARTY prompt written notice in order to allow the disclosing PARTY to take whatever action it reasonably deems necessary to protect its INFORMATION. In the event that no protective order or other remedy is obtained, or the disclosing PARTY waives compliance with the terms of this Article 6, the receiving PARTY will furnish only that portion of the INFORMATION which the receiving PARTY is advised by its counsel is legally required. Additionally, each PARTY may disclose the INFORMATION of another PARTY to the extent that such disclosure is (i) made by such PARTY to relevant regulatory authorities as required in connection with any filing, application or request for

APPROVAL for a PRODUCT; provided, however, that reasonable measures shall be taken to assure confidential treatment of such INFORMATION; and/or (ii) made by such PARTY to the US Patent Office or European Patent Office or their foreign equivalents in connection with establishing patentability of INTELLECTUAL PROPERTY arising under this AGREEMENT.
6.06    Promptly after the termination or expiration of this AGREEMENT for any reason, each PARTY shall promptly return to the other PARTIES, or destroy and certify the destruction thereof, all tangible manifestations of such other PARTIES’ INFORMATION at that time in the possession of the receiving PARTY. The receiving PARTY may retain one copy of each item of INFORMATION, and notes regarding the same, provided that said copy shall be retained and used solely for the purposes of ongoing compliance with this AGREEMENT and shall be held in the receiving PARTY’s confidential files.
6.07    No PARTY shall use the name of another PARTY in any publicity, advertising, or news without the prior written consent of the other PARTY. All press releases or other similar public communication by a PARTY relating to this AGREEMENT shall be approved in advance by the other PARTIES, which approval shall not be unreasonably withheld or delayed, except for (i) those communications required by applicable law (which shall be governed by Section 6.05), (ii) disclosures of information for which consent has previously been obtained and (iii) information of a similar nature to that which has been previously disclosed publicly with respect to this AGREEMENT, each of which ((i), (ii) and (iii)), shall not require advance approval.
7    PURCHASE PROVISIONS
7.01    RECEPTA and/or its designated AFFILIATE agrees to pay 4AB a PURCHASE PRICE of [**] for each PRODUCT to each TARGET totaling [**] for the rights to (i) exclusively commercialize the PRODUCTS and ANTIBODIES in the TERRITORY under the rights herein; (ii) enter discussions to potentially secure further rights pursuant to Section 4.010, 4.011, and 4.012 herein; (iii) a distribution of potential commercial returns pursuant to Sections 8.03 and 8.04 herein and (iv) all other commercial rights made available herein.

7.02	The payments referred to in Section 7.01 above will be made as follows:

7.02.1
a total unrefundable (even in the event of termination pursuant to Section 10.02 herein) [**] as an upfront payment in two tranches of (a) CHF two hundred and fifty thousand (250,000) within ten (10) days following the EFFECTIVE DATE of this AGREEMENT and (b) [**] on January 31st, 2013

7.02.2	a total amount of [**] on February 1st, 2013

7.02.3	a total amount of [**] on June 1st, 2013

7.02.4	a total amount of [**] on June 1st, 2013

8	FUNDING AND COORDINATION OF DEVELOPMENT PROGRAMS AND DISTRIBUTION OF COMMERCIAL RETURNS
8.01    The PARTIES hereby agree, subject to the provisions of this Article 8, to provide funding for the elements of the DEVELOPMENT PROGRAMS described further in Appendix 2 and Appendix 4 provided such funding provisions may be modified by mutual agreement of the
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

PARTIES but in each case solely if mutually agreed in writing by authorized representatives of the PARTIES. Furthermore, the PARTIES agree to contribute fully to the DEVELOPMENT COSTS as detailed herein.
8.02    ACCUMULATED DEVELOPMENT COSTS for each calendar year for each DEVELOPMENT PROGRAM shall be recorded by each PARTY and a summary report of each PARTY’S ACCUMULATED DEVELOPMENT COSTS for each given calendar year shall be presented to the JOINT MANAGEMENT COMMITTEE no later than March 31st, of the subsequent calendar year.
8.03    The PARTIES hereby agree that NET REVENUES arising from commercialization of PRODUCT rights within the FIELD but outside the TERRITORY pursuant to the AGREEMENT will be [**] after, first, full recovery of LICR’s and 4AB’s ACCUMULATED DISCOVERY COSTS followed by, second, recovery of the ACCUMULATED DEVELOPMENT COSTS of the PARTIES. The calculation of NET REVENUES and ACCUMULATED DEVELOPMENT COSTS will be made for each PRODUCT separately.

8.03.1	First, each PARTY will provide a summary of ACCUMULATED DEVELOPMENT COSTS pursuant to Section 8.02;

8.03.2
Second, before distribution of NET REVENUES all ACCUMULATED DEVELOPMENT COSTS of each PARTY for all years (“TOTAL ACCUMULATED DEVELOPMENT COSTS”) will be added and a share of proceeds calculated according to the following formula for each PRODUCT separately: “PERCENTAGE SHARE” of a PARTY equals the TOTAL ACCUMULATED DEVELOPMENT COSTS of the PARTY divided by the TOTAL ACCUMULATED DEVELOPMENT COSTS of all PARTIES;

8.03.3    Third, all NET REVENUES derived from a PRODUCT will be distributed to each PARTY according to the proportion of each PARTY’S PERCENTAGE SHARE of a PRODUCT until the TOTAL ACCUMULATED DEVELOPMENT COSTS of a PRODUCT for all PARTIES has been fully recovered from NET REVENUES;
8.03.4    Fourth, all remaining NET REVENUES of a PRODUCT will be [**] except that in the case where NET REVENUES constitute ADJUSTED NET REVENUES as defined in Section3.05, the share of a PARTY will be calculated according to the following formula: [**].
8.04    In the event that a PARTY elects not to continue its contribution to funding a DEVELOPMENT PROGRAM or DEVELOPMENT PROGRAMS pursuant to Section 3.05 the calculation of NET REVENUES described in Section 8.03 will be modified in the following manner: [**] with such calculations being made on a PRODUCT by PRODUCT basis for the PRODUCT or PRODUCTS emerging from such DEVELOPMENT PROGRAM or DEVELOPMENT PROGRAMS which the non-funding PARTY no longer supports provided always that:
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.04.1     in no case shall such diminishment in the calculated NET REVENUES lead to a PARTY receiving less than [**] of NET REVENUES;
8.04.2    a PARTY which has previously elected not to continue its contribution to funding a DEVELOPMENT PROGRAM or DEVELOPMENT PROGRAMS shall not be prevented from funding in whole or in part a subsequent development activity in which case its funding contribution shall be included in the calculation of ACCUMULATED DEVELOPMENT COSTS as provided for in this Article 8;
8.04.3    if NET REVENUES from the exercise of the commercial rights of 4AB pursuant to Section 4.02 specifically cover development funding by a THIRD PARTY and fully meet the requirements of the then current estimated resources required to undertake a DEVELOPMENT PROGRAM or the DEVELOPMENT PROGRAMS to completion of a PHASE I CLINICAL TRIAL for such DEVELOPMENT PROGRAM or PHASE I CLINICAL TRIALS for the DEVELOPMENT PROGRAMS, then the full contribution of each PARTY to such DEVELOPMENT PROGRAM or DEVELOPMENT PROGRAMS shall be deemed to have been made by such PARTY with the result that the NET REVENUES will not be diminished as described in this Section 8.04.
9    PAYMENTS
9.01    All payments to be made under this AGREEMENT to 4AB from RECEPTA except as otherwise stated herein shall be made within thirty (30) days of receipt of a tax invoice from 4AB and shall be made in CHF by bank wire transfer to 4AB’s bank account as follows:

Beneficiary/Payee     4-Antibody AG
Account No:        [**]
With:            [**]
Clearing:        [**]
SWIFT:        [**]
IBAN:            [**]

9.02    If any payment due from RECEPTA is not made on or before the due date specified herein, RECEPTA will pay interest on the outstanding amount until paid in full if requested to do so by 4AB. Interest will be charged at a rate equal to the [**] for the time period in which such amount is outstanding as disclosed from time to time by the European Central Bank which applied on the due date. Calculation of interest will be made for the exact number of days in the interest period based on a year of 360 days (actual/360).
9.03    If laws or regulations require withholding by 4AB or by RECEPTA or an AFFILIATE of RECEPTA of any taxes imposed upon the PARTIES on account of any profit participation and payments paid pursuant to this Agreement, such taxes shall be deducted by 4AB or by RECEPTA or an AFFILIATE of RECEPTA as the case may be as required by law from such remittable profit participation and payment and shall be paid by 4AB or by RECEPTA or an AFFILIATE of RECEPTA as the case may be to the proper tax authorities. Official receipts of payment of any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

withholding tax shall be secured and sent to the PARTIES as evidence of such payment. The PARTIES shall exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty.

9.04    During the TERM and for a period of five (5) years thereafter, the PARTIES shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the PRODUCTS, in sufficient detail to permit the PARTIES to confirm the accuracy of all payments due hereunder and compliance with all responsibilities and obligations. Each PARTY shall have the right to cause an independent, certified public accountant to audit such records. Such audits may be exercised once each calendar year and only with respect to the then current calendar year and the immediately prior two calendar years, upon reasonable prior written notice to a PARTY and during normal business hours, and the PARTY initiating such audit shall bear the full cost of such audit, unless such inspection leads to the discovery of a discrepancy of greater than the greater of [**]%) in reporting to such PARTY's detriment, or of [**], for any calendar year. In such instance, the audited PARTY agrees to pay the reasonable cost of such audit plus interest as stipulated in Section 9.02 and 9.06 from and after the date the audit report is delivered to the PARTY requesting such audit. The terms of this Section 9.04 shall survive any termination or expiration of this AGREEMENT for a period of five (5) years.
9.05    All payments to be made under this Agreement from 4AB to either RECEPTA or its designated AFFILIATE or LICR shall be made within thirty (30) days of receipt of an invoice from either RECEPTA or its designated AFFILIATE or LICR and shall be made in CHF by bank wire transfer to bank account as follows:

Beneficiary/Payee    RECEPTA
Account No:        [**]
With:            [**]
Clearing:        N/A
SWIFT:        [**]
IBAN:            N/A

Beneficiary/Payee    LICR
Account No:        [**]
With:            [**]
Clearing:        [**]
SWIFT:        [**]
IBAN:            [**]

9.06    If any payment due from 4AB is not made on or before the due date specified herein, 4AB will pay interest on the outstanding amount until paid in full if requested to do so by either RECEPTA or LICR. Interest will be charged at a rate equal to the [**] for the time period in which such amount is outstanding as disclosed from time to time by the European Central Bank which applied on the due date. Calculation of interest will be made for the exact number of days in the interest period based on a year of 360 days (actual/360).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10    TERM AND TERMINATION

10.01    This AGREEMENT shall be effective as of the EFFECTIVE DATE and shall remain in force unless terminated earlier in accordance with the terms herein (the “TERM”).
10.02    If RECEPTA has not received approval from its Board of Directors for the payment of the PURCHASE PRICE as detailed in Article 7 herein prior to February 1st 2013, RECEPTA may terminate this AGREEMENT in its entirety provided that the payments due to 4AB pursuant to Section 7.02.1 are made in full regardless of the date that RECEPTA may terminate this AGREEMENT.

10.03    If RECEPTA has not received approval from its Board of Directors for the payment of the PURCHASE PRICE as detailed in Article 7 herein and has not notified 4-AB of such approval prior to February 28, 2013, 4AB may terminate this AGREEMENT. 4AB’s right to terminate the AGREEMENT as provided for in this Section 10.03 may be waived if RECEPTA and 4AB agree to a cost coverage by RECEPTA for the ongoing activity under the DISCOVERY PROGRAMS until such time as RECEPTA has received final approval from its Board of Directors to allow RECEPTA’S financial obligations herein to be fulfilled.

10.04    Each PARTY shall have the right to terminate this AGREEMENT in its entirety with respect to one or both of the other PARTIES if a PARTY is in breach or solely with respect to a particular PRODUCT to which a breach relates, upon written notice to the other PARTY or PARTIES if, after receiving written notice of a material breach of this AGREEMENT, the breaching PARTY or PARTIES fail(s) to cure such breach within 60 days following receipt of such notice. If such breach remains after such 60 day period the PARTIES shall attempt to resolve the dispute under the provisions of Article 14.

10.05    A PARTY may terminate this AGREEMENT with respect to one or both of the other PARTIES with notice if the other PARTY or PARTIES make(s) an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such PARTY or PARTIES, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the PARTY or PARTIES consent(s) to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof.
10.06    RECEPTA shall have the right to terminate this AGREEMENT in its entirety or in part with respect to any specific ANTIBODY or PRODUCT for its convenience upon ninety (90) days prior written notice to 4AB provided that the PURCHASE PRICE for such ANTIBODY or PRODUCT has been paid in full.
10.07    Once a DEVELOPMENT PROGRAM has been initiated as described in Appendix 2, LICR and/or 4AB shall have the right to terminate the commercial rights under this AGREEMENT in their entirety or in part with respect to any specific ANTIBODY or PRODUCT for their convenience upon ninety (90) days prior written notice to RECEPTA if after receiving written notice of failure to comply with the diligence provisions of Sections 4.05 and 5.06 herein, RECEPTA fails to address such compliance failure breach within 60 days following receipt of such notice. If such compliance failure remains after such 60 day period the PARTIES shall attempt to resolve the dispute under the provisions of Article 14.
10.08     Sections 5.01, 5.02, 5.03, and 5.04 (Intellectual Property), Article 6 (Confidentiality), Sections 7.01 and 7.02 (Purchase Provisions), Article 9 (Payments), Article 11 (Rights Upon

Termination), Article 13 (Indemnity & Insurance), Article 14 (Dispute Resolution and Governing Law), Article 17 (Survival and Waivers), and Article 20 (Notices) shall survive the expiry or termination of this AGREEMENT.
11    RIGHTS UPON TERMINATION
11.01    If this AGREEMENT is terminated in its entirety by RECEPTA pursuant to Section 10.02 all rights and licenses granted to RECEPTA hereunder shall immediately terminate and RECEPTA shall forfeit any share of NET REVENUES it would otherwise be due under the provisions of Section 8.03.
11.02    If this AGREEMENT is terminated by 4AB either with respect to a PRODUCT pursuant to Section 10.04 or in its entirety pursuant to Section 10.03, 10.04, 10.05, or 10.07, all rights and licenses granted to RECEPTA hereunder shall immediately terminate and RECEPTA shall forfeit any share of NET REVENUES it would otherwise be due under the provisions of Section 8.02. Any such termination shall not remove RECEPTA’s obligations under Article 7 or Article 8 relating to any accrued payments due 4AB at the time of such termination and such payments will be due in full and RECEPTA hereby agrees to make such payments in full even in the event of such termination.
11.03    In the event this AGREEMENT is terminated by 4AB pursuant to RECEPTA’S default as described in Section 10.04, 10.05 or 10.07 or partially terminated or terminated in its entirety by RECEPTA pursuant to Section 10.06, RECEPTA agrees in addition to transfer all rights to ANTIBODIES and PRODUCTS including PATENT RIGHTS arising from the collaboration described in this AGREEMENT to 4AB and LICR and shall take all steps necessary to effect such transfer. Furthermore RECEPTA agrees to make available INFORMATION related to the development of PRODUCTS within the TERRITORY up until the date of such termination, including, but not limited to, filings with REGULATORY AGENCIES and any active IND dossier; and to assign such IND and the right to use any such INFORMATION to LICR and 4AB.
11.04    In the event this AGREEMENT is terminated by RECEPTA pursuant to 4AB’s default as described in Section 10.04, and such default is upheld following the dispute resolution procedures provided for herein, or terminated by RECEPTA as described in Section 10.05, 4AB agrees to transfer all rights to ANTIBODY LEADS or ANTIBODY BACK-UPS including any PATENT RIGHTS for ANTIBODY LEADS or ANTIBODY BACK-UPS to RECEPTA and LICR. 4AB shall take all steps necessary to effect such transfer. Furthermore 4AB agrees to make available INFORMATION related to the development of ANTIBODY LEADS or ANTIBODY BACK-UPS up until the date of such termination, including, but not limited to, filings with REGULATORY AGENCIES and any active IND dossier; provided always that such exchange of INFORMATION shall not entitle RECEPTA to any commercial right to either LICR’s or 4AB’s BACKGROUND INTELLECTUAL PROPERTY or any ANTIBODIES beyond such ANTIBODY LEADS and ANTIBODY BACK-UPS.
11.05    In the event this AGREEMENT is partially terminated or terminated in its entirety by RECEPTA pursuant to Section 10.06, 4AB agrees to transfer all rights to ANTIBODY LEADS or ANTIBODY BACK-UPS including any PATENT RIGHTS within the TERRITORY for ANTIBODY LEADS or ANTIBODY BACK-UPS to RECEPTA and 4AB shall take all steps necessary to effect such transfer. Furthermore 4AB agrees to make available INFORMATION related to the development of ANTIBODY LEADS or ANTIBODY BACK-UPS up until the date of such termination, including but not limited, to filings with REGULATORY AGENCIES and any active IND dossier; provided that such exchange of INFORMATION shall not entitle

RECEPTA to any commercial right beyond the TERRITORY or to either LICR’s or 4AB’s BACKGROUND INTELLECTUAL PROPERTY.
11.06    Notwithstanding expiration or termination of this AGREEMENT by any PARTY, each PARTY shall remain liable to the remaining PARTY with respect to any obligations which arise prior to the effective date of termination.
12    REPRESENTATIONS AND WARRANTIES
12.01    Each PARTY represents and warrants to the other PARTIES that the representing and warranting PARTY is duly organized in its jurisdiction of incorporation; that the representing and warranting PARTY has the full power and authority to enter into this AGREEMENT; that this AGREEMENT is binding upon the representing and warranting PARTY; that this AGREEMENT has been duly authorized by all requisite corporate action within the representing and warranting PARTY; and that the execution, delivery and performance by the representing and warranting PARTY of this AGREEMENT and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its AFFILIATES or the property of either of them, (b) the provisions of its certificate of incorporation, bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.
12.02    As of the EFFECTIVE DATE, solely with respect to the ANTIBODIES, 4AB represents and warrants to RECEPTA that: (a) LICR and 4AB each has sufficient legal or beneficial title under the LICR and 4AB BACKGROUND INTELLECTUAL PROPERTY respectively necessary for the purposes contemplated under this AGREEMENT and for 4AB to grant the licenses contained in this AGREEMENT and is not currently subject to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to RECEPTA such licenses; (b) neither LICR nor 4AB has received any written notice of any pending law suits, judgments, settlements or legal actions against either LICR or 4AB with respect to the LICR and 4AB BACKGROUND INTELLECTUAL PROPERTY respectively that, if determined adversely to either LICR or 4AB, would have a material adverse effect upon their ability to grant to RECEPTA the rights under, or upon the ability of RECEPTA to exercise its rights and obligations as contemplated by this AGREEMENT; and (c) neither LICR nor 4AB has received written notice of any THIRD PARTY claims that any of the patents contained within the LICR or 4AB BACKGROUND INTELLECTUAL PROPERTY respectively are invalid or unenforceable.
12.03    As of the EFFECTIVE DATE, LICR and 4AB represent and warrant to RECEPTA that they will diligently pursue the DISCOVERY PROGRAMS detailed herein separately and jointly with all reasonable care. However, neither LICR nor 4AB can guarantee that the DISCOVERY PROGRAMS will deliver to RECEPTA ANTIBODIES meeting the specifications in Appendix 1 or that such ANTIBODIES if delivered to RECEPTA hereunder will progress successfully through clinical development and eventually secure marketing approval.
13    INDEMNITY & INSURANCE
13.01 RECEPTA shall indemnify, hold harmless and defend LICR and 4AB and their directors, officers, agents and employees from and against any loss, costs (including reasonable attorney’s fees), damages, injury, liability, claims, demands, or causes of action (“LIABILITY”) arising out of or resulting from (a) personal injury or death in connection with RECEPTA’s or any AFFILIATE of RECEPTA’s activities hereunder; (b) RECEPTA’s or any AFFILIATE of RECEPTA’s use, handling, storage or disposal of any materials or information; (c) any gross negligent act or gross omission or willful misconduct of RECEPTA or an AFFILIATE of RECEPTA or RECEPTA’s employees or agents or the employees or agents of an AFFILIATE of RECEPTA; (d) any act or omission of RECEPTA or any AFFILIATE of RECEPTA as an employer; or (e) any debt or other duty of any kind or amount owed to a RECEPTA subcontractor or AFFILIATE of RECEPTA’s, subcontractor except to the extent that any such LIABILITY is incurred as a result of the gross negligence or willful misconduct of either LICR or 4AB.
13.02    LICR shall indemnify, hold harmless and defend RECEPTA and 4AB and their directors, officers, agents and employees from and against any loss, costs (including reasonable attorney’s fees), damages, injury, liability, claims, demands, or causes of action (“LIABILITY”) arising out of or resulting from (a) personal injury or death in connection with LICR’s or any AFFILIATE of LICR’s activities hereunder; (b) LICR’s or any AFFILIATE of LICR’s use, handling, storage or disposal of any materials or information; (c) any gross negligent act or gross omission or willful misconduct of LICR or an AFFILIATE of LICR or LICR’s employees or agents or the employees or agents of an AFFILIATE of LICR; (d) any act or omission of LICR or any AFFILIATE of LICR as an employer; or (e) any debt or other duty of any kind or amount owed to a LICR subcontractor or AFFILIATE of LICR’s, subcontractor except to the extent that any such LIABILITY is incurred as a result of the gross negligence or willful misconduct of either RECEPTA or 4AB.
13.03    4AB shall indemnify, hold harmless and defend LICR and RECEPTA and their directors, officers, agents and employees from and against any loss, costs (including reasonable attorney’s fees), damages, injury, liability, claims, demands, or causes of action (“LIABILITY”) arising out of or resulting from (a) personal injury or death in connection with 4AB’s or any AFFILIATE of 4AB’s activities hereunder; (b) 4AB’s or any AFFILIATE of 4AB’s use, handling, storage or disposal of any materials or information; (c) any gross negligent act or gross omission or willful misconduct of 4AB or an AFFILIATE of 4AB or 4AB’s employees or agents or the employees or agents of an AFFILIATE of 4AB; (d) any act or omission of 4AB or any AFFILIATE of 4AB as an employer; or (e) any debt or other duty of any kind or amount owed to a 4AB subcontractor or AFFILIATE of 4AB’s, subcontractor except to the extent that any such LIABILITY is incurred as a result of the gross negligence or willful misconduct of either LICR or RECEPTA.
13.04    In the event a PARTY seeks indemnification under Sections 13.01, 13.02, or 13.03, it shall notify the indemnifying PARTY of a claim as soon as reasonably practicable after it receives notice of such claim, shall permit them to assume direction and control of the defence of such claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the indemnifying PARTY’s expense) in the defence of the claim, but provided always that the indemnifying PARTY may not settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault that relates to the indemnified PARTY without their prior written permission, which shall not be unreasonably withheld.

13.05    Prior to commencing any human PHASE I CLINICAL TRIAL a PARTY shall obtain and maintain during the duration of the trial and for five (5) years thereafter appropriate PHASE I CLINICAL TRIAL no fault compensation insurance. Prior to the first commercial sale of any PRODUCT a Party shall obtain appropriate product liability insurance for the duration of the TERM of the AGREEMENT and for seven (7) years thereafter. In each case the insurance shall be taken with a reputable insurance in a commercially adequate amount taking into account the industry standards prevailing at the time in the applicable territories.
13.06    Except as otherwise expressly set forth in this AGREEMENT, no PARTY makes any representations and extends no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, validity of patent rights claims issued or pending, or non-infringement of THIRD PARTY rights.
13.07    In no event shall a PARTY or such PARTY’S AFFILIATES be liable to another PARTY or any of such PARTY’S AFFILIATES for any consequential, incidental, indirect, special, punitive or exemplary damages, lost profits, business or goodwill suffered or incurred by such other PARTY or any of such PARTY’S AFFILIATES in connection with this AGREEMENT, even if advised of the possibility of such damages.
14    DISPUTE RESOLUTION AND GOVERNING LAW
14.01    The PARTIES recognize that disputes as to certain matters may from time to time arise which relate to the rights of any PARTY and obligations hereunder. It is the objective of the PARTIES to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the PARTIES agree to follow the procedures set forth in Section 14.02, if and when such a dispute arises between the PARTIES.
14.02    Dispute Resolution Procedures.

14.02.1
If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “DISPUTE”), arises between the PARTIES and the PARTIES cannot resolve such DISPUTE within thirty (30) days of a written request by a PARTY to another PARTY, the PARTIES agree to refer the DISPUTE either to: (a) the chief scientific officer (or equivalent) of LICR and/or the chief scientific officer (or equivalent) of RECEPTA and/or the chief technology officer (or equivalent) of 4AB for resolution (if such DISPUTE relates to scientific issues); or (b) to the head of business development (or equivalent) of LICR and/or the head of business development (or equivalent) of RECEPTA and/or the head of business development (or equivalent) of 4AB for resolution (if such DISPUTE does not relate to scientific issues). If such officers of the PARTIES cannot resolve such DISPUTE within an additional thirty (30) days, then such DISPUTE shall be referred to the chief executive officer (or equivalent) of LICR and/or the chief executive officer (or equivalent) of RECEPTA and/or the chief executive officer (or equivalent) of 4AB for resolution. After an additional thirty (30) days, if such officers have not succeeded in negotiating a resolution of the DISPUTE, then any PARTY may at any time thereafter seek to resolve such DISPUTE by arbitration pursuant to Section 14.02.2 below.

14.02.2
The PARTIES acknowledge and agree that any declarations (either oral or in writing) rendered by the PARTIES’ representatives during the resolution procedure under Section 14.02.1 above, shall not be considered as an acknowledgement of such PARTY’s liability in respect to the DISPUTE. The PARTIES agree that none of them may rely on such statement or document as mean of evidence during the arbitration proceeding. For the avoidance of doubt, this Section 14.02.2 shall not apply to documents, information and statements relating to the disputed obligations under this Agreement.

14.02.3
If any dispute, disagreement, claim or controversy of any nature or type arises out of or results from this Agreement and is not resolved pursuant to Section 14.02.1, then without regard or reference to the principles of conflicts of law or international private law or any contrary term or condition in any international treaty or convention (other than in connection with the recognition of arbitration awards as the PARTIES have agreed below):

14.02.3.1
Jurisdiction/Forum. Any DISPUTE that cannot be resolved after negotiation between the PARTIES as set forth in Section 14.02.1 shall be finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as supplemented by Section 14.02.3.2 below (collectively, the “RULES”).

14.02.3.2
Applicability of Rules. If a procedural question or dispute arises that is not governed by the RULES, the ARBITRATOR or ARBITRATORS shall make a binding determination of its resolution after affording each PARTY an opportunity to state its preferred means of resolution. Each PARTY hereby expressly, irrevocably and unconditionally consents and submits to the personal jurisdiction of the ICC and waives and hereby affirmatively covenants not to assert their right to object to or challenge the sole and exclusive personal jurisdiction of the ICC in connection with DISPUTES. Any controversy concerning the extent to which any DISPUTE is subject to the terms and conditions of this Section and/or the RULES, or concerning the applicability, interpretation, or enforceability of this Section and/or the RULES, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the substantive laws of England and Wales.

14.02.3.3
Venue and Language. The arbitration described herein (the “ARBITRATION”) shall be conducted in the English language and all written briefs and statements prepared by the PARTIES shall be submitted in the English language. The ARBITRATION shall be conducted at a mutually agreed location in London, United Kingdom.

14.02.3.4
Governing law. All DISPUTES shall be governed by and construed in accordance with the substantive laws of England and Wales, and the ARBITRATION shall be conducted under the procedural requirements of the RULES, all without regard or reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

14.02.3.5
Arbitrators. The panel of arbitrators shall consist of three (3) neutral arbitrators who are mutually agreed upon by the PARTIES meeting the following criteria: (i) none of them shall be current or former employees, directors or shareholders of, or otherwise have any current or previous relationship with, either PARTY or its respective AFFILIATES; and (ii) all of them shall be a person expert in pharmaceutical industry research and development or in licensing arrangements in the biotechnology or pharmaceutical fields (collectively, the “ARBITRATORS”). If the PARTIES can mutually agree that a DISPUTE can be resolved by a single ARBITRATOR or expert and furthermore the PARTIES can agree on the choice of such ARBITRATOR or expert then the arbitration can proceed with such single ARBITRATOR or expert. If the PARTIES cannot mutually agree on the ARBITRATORS within fifteen (15) business days of the filing of the claim with the ICC, then the PARTIES shall each submit six (6) curriculum vitae of proposed ARBITRATORS to the International Court of Arbitration of the ICC and that body shall appoint the ARBITRATORS by selecting one (1) of the expert ARBITRATORS from each of PARTIES’ submissions.

14.02.3.6
Supplemental Rules. The ARBITRATION shall be subject to the following rules: (i) the ARBITRATORS may not award or assess punitive damages against either PARTY except that the ARBITRATORS, in their sole discretion, may award reasonable costs, expenses and fees to the prevailing PARTY; (ii) until such time as an award of costs is made by the ARBITRATORS, each PARTY shall bear its own costs and expenses of the ARBITRATION and one-third (1/3) of the fees and costs of the ARBITRATORS; and (iii) time is of the essence with regard to the completion of the ARBITRATION and the ARBITRATORS shall make a final award no later than one (1) year after the filing of the initial claim with the ICC.

14.02.3.7
Award. The ARBITRATORS’ award shall be the sole and exclusive remedy between the PARTIES regarding any claims, counter-claims, issues or accountings presented or pleaded to the ARBITRATORS, including any such claims, counter-claims, issues or accountings seeking declaratory, equitable and/or injunctive relief, and all costs, fees or taxes incident to enforcing the ARBITRATORS’ award shall be, to the maximum extent permitted by law, charged against the PARTY resisting enforcement. Judgment upon the award of the ARBITRATORS may be entered in a court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement. Without limiting the foregoing, if and to extent that the final award of the ARBITRATORS is found unenforceable, either PARTY may bring a cause of action against the other PARTY before any court of competent jurisdiction at the domicile of the defendant PARTY.

14.02.3.8
Interim Relief. By agreeing to arbitration, the PARTIES do not intend to deprive any court of its jurisdiction to issue a pre-arbitration injunction, pre-arbitration attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court, the ARBITRATORS shall have full authority to grant provisional remedies and to award damages for the failure of any PARTY to respect the ARBITRATORS’ orders to that effect.

14.02.4
Notwithstanding anything to the contrary, if any DISPUTE arises from any PARTY’S rights or obligations under Article 6 (Confidentiality), then a PARTY may seek equitable relief from a court of competent jurisdiction without needing to resort to the dispute resolution mechanism described above in this Section 14.02.

14.02.5
In the event of any dispute relating to this AGREEMENT or breach thereof, the PARTIES shall use their best endeavors to develop practical solutions of mutual benefit to settle conflicts amicably between themselves.

15    PUBLIC ANNOUNCEMENTS AND PUBLICATION
15.01    No PARTY shall use the name of another PARTY in any publicity, advertising, or news without the prior written consent of the other PARTY.
15.02    The PARTIES may issue one or more joint announcements regarding this AGREEMENT, provided each such announcement has been approved in writing by the PARTIES prior to its release. Further, each PARTY may, in presentations, publications, or other disclosures accurately report that it is a PARTY to the relationship represented by this AGREEMENT. All public announcements and statements concerning the research, development and commercialization of PRODUCT(s) by RECEPTA or its licensee(s) will acknowledge 4AB’s and LICR’s role in the discovery and validation of the ANTIBODY or ANTIBODIES.
15.03    It is accepted by the PARTIES that the PARTIES may wish to publish or disclose aspects of the PROGRAM(S) and results thereof in scientific journals or meetings or the like. Specifically, LICR and its academic collaborators shall have the right to publish and present scientific findings relating to the DISCOVERY PROGRAMS and DEVELOPMENT PROGRAM(S). In such an event the disclosing PARTY shall provide the other PARTY with copies of such publications and presentations at least thirty (30) calendar days prior to submission for publication or presentation. The non-disclosing PARTY shall, within a period of thirty (30) calendar days of receipt of such publications or presentations advise the disclosing PARTY whether patent or commercial interests may be prejudiced by the proposed publication or presentation, in which case the PARTY shall delay, or cause its collaborators to delay, submission, if necessary, of the publication or presentation for an additional period, such period not exceeding forty five (45) calendar days, from notification received from disclosing party. If the non-disclosing PARTY has not responded to the disclosing PARTY within the initial thirty (30) calendar day time period, the proposed publication or presentation shall be deemed not to prejudice any patent or commercial interests and LICR and its academic collaborators are free to proceed.

16    INDEPENDENT PARTIES
16.01    At all times, LICR, 4AB, and RECEPTA shall be deemed and shall in fact be independent of one another and neither shall be authorised or empowered hereby to act as the agent for the other PARTY for any purpose whatsoever or, on behalf of the other, to enter into any contract, warranty or representations as to any matter. All persons employed by a PARTY shall be employees of such PARTY and not of the other PARTY and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such employing PARTY.
17    SURVIVAL AND WAIVERS
17.01    The covenants of the PARTIES which by their terms or express intent are to be performed after the termination or expiration of this AGREEMENT shall survive the termination or expiration of this AGREEMENT.
17.02    Any term or condition of this AGREEMENT may be waived or qualified at any time by the PARTY entitled to the benefit thereof by written instrument executed by said PARTY. No delay or failure on the part of a PARTY in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder. The waiver by a PARTY of any right hereunder or of the failure to perform or of a breach by the other PARTY shall not be deemed a waiver of any other right hereunder or any other breach or failure to perform by the other PARTY, whether of a similar nature or otherwise.
18    ASSIGNMENT
18.01    This AGREEMENT, and the rights and obligations hereunder, may not be assigned or transferred by a PARTY without the prior written consent of the other PARTIES, except that a PARTY may assign this AGREEMENT, without the need to obtain the consent of the other PARTIES, to (a) its AFFILIATE or to (b) an entity that acquires substantially all of the business or assets of such PARTY, in each case whether by merger, transfer of assets, purchase of all outstanding shares or otherwise, or to an entity which acquires all of the assets or substantially all of the assets to which this AGREEMENT pertains, provided that such assignee promptly agrees in writing to be bound by the terms and conditions of this AGREEMENT. Any assignment in contravention of the foregoing shall be void and of no effect. Subject to the foregoing, this AGREEMENT will be binding upon and will inure to the benefit of the PARTIES and their respective successors and assigns.

19    SEVERANCE

19.01    If any provision of this AGREEMENT is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

20    NOTICES

20.01    Any notice or other communication required or permitted to be given to either PARTY hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next business day of the recipient; (c) one (1) business day after sending via next business day delivery by a nationally recognised overnight courier service; or (d) three (3) days after mailing by registered or certified mail, postage prepaid and return receipt requested, to the other PARTY at the following address or facsimile number.
Notices to RECEPTA shall be addressed to:

Recepta Biopharma S.A.
Rua Tabapuã 1123 cj 36
04533-014, São Paulo, SP
Brazil
Facsímile (11) 3709-2143

Attention: Jose Fernando Perez
Chief Executive Officer

With a copy to:

Recepta Biopharma S.A.
Rua Tabapuã 1123 , cj 36
04533-014, São Paulo, SP
Brazil
Facsimile (11) 3709-2143

Attention: Jose Barbosa Mello
Vice President

Notices to LICR shall be addressed to:

Ludwig Institute for Cancer Research Ltd
666 Third Avenue, 28th floor
New York, NY 10017
USA

Facsimile:    (212) 450-1535
Attention:    Mr. Ed McDermott Jr.
President

Copies to:

Ludwig Institute for Cancer Research Ltd.
666 Third Avenue, 28th floor
New York, NY 10017
USA

Facsimile:    (212) 450-1535
Attention:    Jonathan Skipper, Ph.D.
Executive Director, Technology Development

Notices to 4AB shall be addressed to:

4-Antibody AG
Hochbergerstrasse 60C

Basel
CH-405
Switzerland
Facsimile:    +41-61-633-22-61
Attention:    Robert F Burns, PhD
Chief Executive Officer

Copies to:

4-Antibody AG
Hochbergerstrasse 60C
Basel
CH-4057
Switzerland

Attention:    Head of Intellectual Property

21    FORCE MAJEURE
21.01    No failure or omission by the PARTIES hereto in the performance of any obligation under this AGREEMENT shall be deemed a breach hereto or create any liability if the same arises from any cause beyond the reasonable control of the PARTIES including, but not limited to, the following: natural disasters, acts or omissions of any government; any rule, regulation or order issued by governmental authority or by any officer, department, agency or instrumentality thereof: fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; or strike, lockout or other work stoppage. The non-performing PARTY shall notify the other PARTY of such force majeure within seven days after such occurrence by giving written notice to the other PARTY stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing PARTY shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for 60 days after the date of the occurrence, the PARTIES shall meet to discuss in good faith how to proceed in order to accomplish the goals of this AGREEMENT.

22    ENTIRE AGREEMENT
22.01    This AGREEMENT, together with any Appendix attached hereto and expressly incorporated herein, constitutes the entire agreement between the PARTIES and supersedes all previous arrangements whether written or oral. Any amendment or modification to this AGREEMENT shall be of no effect unless made in writing which specifically references this AGREEMENT and is signed by both PARTIES.
23    CONSTRUCTION
23.01    This AGREEMENT has been prepared jointly and shall not be strictly construed against either PARTY. Ambiguities, if any, in this AGREEMENT shall not be construed against either PARTY, irrespective of which PARTY may be deemed to have authored the ambiguous provision.
24    COUNTERPARTS
24.01    This AGREEMENT may be executed in one or more identical counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.
[Signature page follows.]

IN WITNESS WHEREOF the PARTIES, intending to be bound hereby, have caused their duly authorized representatives to execute this AGREEMENT.

RECEPTA BIOPHARMA SA.            4-ANTIBODY AG
/s/ J. Fernando Perez                    /s/ Robert F. Burns
Name:     J. Fernando Perez                Name: Robert F. Burns
Title:     CEO                        Title:    CEO
Date:    December 21, 2012                Date:    December 20, 2012

/s/ Jose Barbosa Mello                    /s/ Marc van Dijk, PhD
Name: Jose Barbosa Mello                Name: Marc van Dijk, PhD
Title: CFO & GM                    Title: CTO
Date: December 21, 2012                Date: December 20, 2012

LUDWIG INSTITUTE FOR CANCER RESEARCH LTD

/s/ Edward A. McDermott
Name: Edward A. McDermott
Title: President
Date: [blank]

/s/ Jonathan Skipper
Name: Jonathan Skipper
Title: Executive Director of Technology Development
Date: December 20, 2012

Appendix 1: DISCOVERY PROGRAMS and PRODUCTS

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 1A

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 1B

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 1C

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 1D

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 2: DEVELOPMENT PROGRAMS

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 3: JOINT MANAGEMENT COMMITTEE

The representatives of the PARTIES on the JOINT MANAGEMENT COMMITTEE are as follows:

LICR

1.	Jonathan Skipper (Par Olsson- alternate)

2.	Gerd Ritter

3.	Jedd Wolchok

4AB

1.	Ekterina Breous

2.	Marc van Dijk

3.	Robert Burns

RECEPTA

1.	J. Fernando Perez

2.	Maria Carolina Tuma

3.	To be appointed

Appendix 4: Current Estimates of major resource decision points, projected costs, and LEAD PARTY roles

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.